Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

PVG GP, LLC and

Penn Virginia Corporation:

We consent to the use of our reports with respect to:

1)	the balance sheet of Penn Virginia GP Holdings, L.P. as of July 10, 2006, included herein;

2)	the combined balance sheets of Penn Virginia Resource GP, LLC as of December 31, 2005 and 2004, and the related combined statements of income, members’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, included herein;

3)	the balance sheet of PVG GP, LLC as of September 6, 2006, included herein; and

4)	the balance sheets of Cantera Natural Gas LLC-Mid Continent Division (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 2004 and for the period from June 23, 2003 (inception) through December 31, 2003, included herein;

and the reference to our firm under the heading “Experts” in the registration statement.

The audit report covering the 2003 combined financial statements of Penn Virginia Resource GP, LLC refers to a change in the method of accounting for asset retirement obligations.

/s/ KPMG LLP

Houston, Texas

November 2, 2006